STOCK PURCHASE AGREEMENT

by and among

RICHARD B. GOODNER

COLLEY CORPORATION

CHICAGO WEST PULLMAN, LLC

AND

ROGER W. ACH

June 3, 2002

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of this 3rd day of June, 2002, is made and entered into by and among Richard B. Goodner, in his individual capacity (the “Stockholder”), Colley Corporation, a Delaware Corporation (“Colley”)  Chicago West Pullman, LLC, an Ohio limited liability company (“Purchaser”) and Roger W. Ach, in his individual capacity (“Achr”).

R E C I T A L S

WHEREAS, the Stockholder is the owner and holder of 525,000 shares (the “Shares”) of the common capital stock of Colley, which he desires to sell to Purchaser pursuant to the terms and subject to the conditions of this Agreement;

WHEREAS, Purchaser desires to purchase the Shares from the Stockholder pursuant to the terms and subject to the conditions of this Agreement; and

WHEREAS, Ach desires to be a party hereto for the purposes more specifically set forth in Article 6.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby accepted and acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
REPRESENTATIONS OF COLLEY AND THE STOCKHOLDER

As a material inducement to Purchaser to enter into this Agreement and perform its obligations hereunder, Colley and the Stockholder jointly and severally represent, warrant and agree as follows:

1.1

Ownership of the Shares.  The Stockholder is the sole record and beneficial owner of the Shares, free and clear of all liens, encumbrances, restrictions and claims of every kind; the Stockholder has full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the Shares to Purchaser pursuant to the terms of this Agreement; and the delivery to Purchaser of a duly endorsed certificate representing the Shares pursuant to the provisions of this Agreement will transfer to Purchaser valid title to the Shares, free and clear of all liens, encumbrances, restrictions and claims of every kind.

1.2

Validity of Transaction.  This Agreement and, as applicable, each other agreement contemplated hereby are valid and legally binding obligations of Colley and the Stockholder, enforceable in accordance with their respective terms against Colley and the Stockholder, except as limited by bankruptcy, insolvency and similar laws affecting creditors generally, and by general principles of equity. At the time that the Shares are sold, assigned, transferred and conveyed to Purchaser pursuant to this Agreement, the Shares will be duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights of any then stockholder of Colley.  The execution, delivery and performance of this Agreement have been duly authorized by Colley and the Stockholder and will not violate any applicable federal or state law, any order of any court or government agency or the articles or certificate of incorporation of Colley. The execution, delivery and performance of this Agreement and each other agreement contemplated hereby will not result in any breach of or default under, or result in the creation of any encumbrance upon any of the assets of Colley pursuant to the terms of any agreement by which Colley or any of its respective assets may be bound.  No consent, approval or authorization of, or registration or filing with any governmental authority or other regulatory agency, is required for the validity of the execution and delivery by Colley and the Stockholder of this Agreement or any documents related thereto.

1.3

Existence, Good Standing and Reporting.  Colley is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation.  Colley has the power to own its properties and to carry on its business as now being conducted.  Colley is qualified to do business in every state in which, to the best of Colley’ knowledge, the character or location of the properties owned or leased by Colley or the nature of the business conducted by Colley makes such qualification necessary.  Colley has all necessary power and authority to conduct its business and enter into and perform its obligations under this Agreement.  Colley has timely filed periodic reports required to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

1.4

Capital Stock.  Colley has an authorized capitalization of 40,000,000 shares of common stock of which 1,025,509 are issued and outstanding and 525,000 of which have been issued to the Stockholder.  The Shares have been duly authorized and validly issued and are fully paid and nonassessable.  At the Closing Date (as hereinafter defined), neither the Stockholder, Colley, nor any other person is a party to or bound by, any outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of Colley, other than as contemplated by this Agreement.

1.5

Subsidiaries and Investments.  Colley does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

1.6

Financial Statements and No Material Changes.  Colley has delivered to Purchaser prior to the Closing Date its audited balance sheet dated as of December 31, 2001 and the statement of income for the twelve (12) month period ended December 31, 2001, all compiled by management of Colley (collectively, the  "Financial Statements”).  The Financial Statements fairly present the financial condition of Colley at the date thereof and, except as indicated therein, reflect all claims against and all debts and liabilities of Colley, fixed or contingent, as at the date thereof and the results of the operations of Colley and the changes in its financial position for the periods indicated.  Since December 31, 2001 (the “Financial Statements Date”) to the Closing Date, Colley has not: (i) suffered any material adverse change in the business, operations, properties, prospects, assets or condition of Colley, and no event shall have occurred that may result in such a material adverse change; (ii) incurred any material obligation or liability, whether absolute or contingent, except franchise and ad valorem taxes accruing or becoming payable in the ordinary course of business; (iii) amended its certificate of incorporation or bylaws; (iv) purchased or redeemed any of its shares of capital stock from, or declared or made any payment or distribution to, any of its Stockholders, or declared or paid any dividend; (v) issued or authorized the issuance of any securities or any options, warrants or rights to purchase any of its securities; (vi) acquired or disposed of any material assets or canceled any material debts or claims other than in the ordinary course of business or as required by this Agreement; (vii) entered into or amended any material transaction, contract or commitment other than in the ordinary course of business or as required by this Agreement; or (viii) sold or knowingly disposed or otherwise divested itself of the ownership, possession, custody and control of any corporate books or records of any nature which, in accordance with sound business practice, are retained for a period of time after their use, creation or receipt.  As used in this subparagraph and all other provisions of this Agreement, unless specifically excepted to herein, “material” shall mean a monetary amount of $25,000 or more.

1.7

Books and Records.  The minute book of Colley contains accurate records of all meetings of and corporate actions or written consents by the stockholders and board of directors of Colley, respectively.  Colley does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Colley.  Colley has maintained its books, records and accounts in reasonable detail.  Colley will maintain its present system of internal accounting controls.

1.8

Title to Properties; Encumbrances.  Colley has good, marketable and indefeasible title to all its properties, both real and personal, and assets.  All such properties, both real and personal, are not subject to any mortgage, lien, pledge, security interest, conditional sales agreement or encumbrances of any kind.

1.9

Leases.  Colley is not a party to any lease arrangements.

1.10

Material Contracts.  Except for this Agreement, Colley is not a party to any material contract.

1.11

Restrictive Documents.  Neither Colley nor the Stockholder are subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, that materially adversely affects the business practices, operations or condition of Colley or any of its assets or property, or that would prevent consummation of the transactions contemplated by this Agreement, compliance by the Stockholder or Colley with the terms, conditions and provisions hereof or the continued operation of Colley' business after the Closing Date on substantially the same basis as heretofore operated or that would restrict the ability of Colley to acquire any property or conduct business in any area.

1.12

Litigation.  There are no claims, actions, inquiries, investigations, suits, proceedings or arbitrations pending or threatened against the Stockholder or Colley, nor is the Stockholder or Colley aware of any claims, actions, inquiries, investigations, suits or arbitrations before any governmental agency, court or tribunal, domestic or foreign, or before any private arbitration tribunal, threatened or pending against the Stockholder or Colley involving Colley’s properties or business that, if determined adversely to the Stockholder or Colley, would, individually or in the aggregate, result in any materially adverse change in the properties, business, management or business prospects of Colley nor is there any basis for any such action, suit, proceeding, arbitration, claim, investigation or inquiry.  There are no outstanding orders, judgments or decrees of any court, governmental agency or other tribunal naming the Stockholder or Colley and enjoining either the Stockholder or Colley from taking, or requiring the Stockholder or Colley to take, any action, or to which the Stockholder, Colley, Colley’ business or properties are bound or subject.

1.13

Taxes.  Colley has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state and foreign tax returns and tax reports that are required to be filed by, or with respect to, Colley.  Such returns and reports reflect accurately all liability for taxes of Colley for the periods covered thereby.  All federal, state, local and foreign income, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by, or due from, Colley have been fully paid or adequately disclosed and fully provided for in the books and financial statements of Colley.  The federal income tax liability of Colley has been finally determined for all fiscal years to and including the fiscal year ended December 31, 2001.  To the best of the Stockholder and Colley’ knowledge no examination of any tax return of Colley is currently in progress by any state or federal administrative or regulatory agency.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Colley.  Colley has paid (i) all material taxes, assessments and governmental priority claims and charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) known to be due, and (ii) all claims for labor, materials or supplies that, if unpaid, might by law become liens upon any of its properties, unless and to the extent that the same are being contested in good faith and by appropriate proceedings, and adequate reserves have been set aside on its books with respect thereto, in accordance with generally accepted accounting principles.

1.14

Liabilities.  Colley has no outstanding claims, liabilities or indebtedness, contingent or otherwise, except as set forth in the Financial Statements.  Colley is not in default in respect of the terms or conditions of any indebtedness.

1.15

Brokers or Finder's Fees.  Any agent, broker, person or firm acting on behalf of Colley or the Stockholder who is, or will be, entitled to any commission or broker's or finder's fees from Colley or the Stockholder in connection with any of the transactions contemplated herein shall be paid by the Stockholder.

1.16

Consents.  No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Colley or the Stockholder.

ARTICLE 2
REPRESENTATIONS OF PURCHASER

As a material inducement to Colley and the Stockholder to enter into this Agreement and perform their respective obligations hereunder, Purchaser represents, warrants and agrees as follows:

2.1

Authority.  Purchaser has the power and authority to make, execute, deliver and perform this Agreement.

2.2

Restrictive Documents.  Purchaser is not subject to any mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character, that would prevent consummation of the transactions contemplated by this Agreement.

2.3

Broker's or Finder's Fees.  No agent, broker, person or firm acting on behalf of Purchaser is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

2.4

Validity of Transaction.  This Agreement is a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms against Purchaser, except as limited by bankruptcy, insolvency and similar laws affecting creditors generally, and by general principles of equity.  The execution, delivery and performance of this Agreement and each other agreement contemplated hereby have been duly authorized by Purchaser and will not violate any applicable federal or state law, any order of any court or government agency.  No consent, approval or authorization of, or registration or filing with any governmental authority or other regulatory agency, is required for the validity of the execution and delivery by Purchaser of this Agreement or any documents related thereto.

ARTICLE 3
SALE OF THE SHARES

3.1

Sale of the Shares.  Subject to the terms and conditions herein stated, the Stockholder agrees to sell, exchange, assign, transfer and deliver to Purchaser on the Closing Date the Shares, and Purchaser agrees to purchase from the Stockholder on the Closing Date the Shares for the consideration of $25,000 (the “Purchase Price”).  The certificate(s) representing the Shares shall be delivered at Closing.

ARTICLE 4
CLOSING

4.1

Closing.  The consummation of the sale and purchase of the Shares and the other transactions contemplated by and described in this Agreement shall take place at a closing (the “Closing”) to be held simultaneously with the execution of this Agreement (the “Closing Date”).  All transactions contemplated by this Agreement shall be deemed effective as of the Closing Date.

4.2

Actions of Colley and the Stockholder.  At the Closing, or as soon thereafter as reasonably practicable, Colley and the Stockholder, as the case shall be, shall deliver to Purchaser the following:

(a)

Certificate(s) representing the Shares;

(b)

Certificate(s) executed by the president of Colley and by Stockholder certifying that all of the representations and warranties set forth in Article 1 hereof are true and correct as of the Closing Date in all material respects

(c)

a copy of the Certificate of Incorporation of Colley as amended to date, certified by the Secretary of State of Delaware, and Certificates of Good Standing issued by the Secretary of State of Delaware and of each state where Colley is qualified to do business;

(d)

a copy of the Bylaws of Colley; along with a certificate executed on behalf of Colley by its corporate secretary certifying that such copy is a true, correct and complete copy of such Bylaws; and

(e)

All corporate records.

4.3

Actions of Purchaser at Closing.  At the Closing, Purchaser shall deliver or cause to be delivered to the Stockholder the Purchase Price.

ARTICLE 5
INDEMNITY

5.1

Indemnification by the Stockholder.  The Stockholder hereby agrees that notwithstanding any investigation which may have been made by or on behalf of Purchaser prior to the Closing, the Stockholder shall, indemnify, defend and hold harmless Purchaser (and any affiliated party thereof) at any time after consummation of the Closing, from and against all material demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs and expenses including, subject to Section 5.3 below, interest, penalties, court costs, and reasonable attorneys' fees and expenses asserted against, resulting to, imposed upon or incurred by Purchaser directly or indirectly, caused by reason of or resulting from or arising out of any misrepresentation or any breach or nonfulfillment of any representation, covenant, warranty or agreement of Colley and/or the Stockholder contained in this Agreement, in any exhibit, schedule, certificate or financial statement delivered under this Agreement, or in any agreement made or executed in connection with the transactions contemplated by this Agreement.

5.2

Indemnification by Purchaser.  Purchaser agrees to indemnify, defend and hold harmless the Stockholder (and any affiliated party thereof), at any time after consummation of the Closing, from and against all material demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, subject to Section 5.3 below, interest, penalties, court costs and reasonable attorneys' fees and expenses asserted against, resulting to, imposed upon or incurred by such individuals, directly or indirectly, caused by reason of or resulting from or arising out of any failure to perform any obligations of Purchaser and/or misrepresentation or any breach or nonfulfillment of any representation, warranty, covenant and/or agreement of Purchaser contained in this Agreement, in any exhibit, schedule, certificate or financial statement delivered under this Agreement, or in any agreement made or executed in connection with the transactions contemplated by this Agreement.

5.3

Defense.

(a)

Promptly after the receipt by any person entitled to indemnification under Section 5.1 and 5.2 of this Agreement of notice of (i) any claim or (ii) the commencement of any action or proceeding, such party (the “Aggrieved Party”) will, if claim with respect thereto is made against any party obligated to provide indemnification pursuant to Section 5.1 and 5.2 of this Agreement (the “Indemnifying Party”), give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any proceeding or litigation resulting from such claim, unless the action or proceeding seeks an injunction or other similar relief against the Aggrieved Party or there is a conflict of interest between it and the Indemnifying Party in the conduct of the defense of such action.  Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such proceeding or action within a reasonable time, but in no event more than 15 days after written notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such action.

(b)

If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom with counsel reasonably acceptable to the Aggrieved Party, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Aggrieved Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement or any judgment in connection with such claim or litigation resulting therefrom.  The Aggrieved Party may participate, at its expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation.  The Aggrieved Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense.  The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Aggrieved Party, or enter into any settlement, except with the written consent of the Aggrieved Party.

(c)

If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Aggrieved Party may defend against such claim or litigation in such manner as it may deem appropriate and reasonably satisfactory to the Aggrieved Party.  The Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of all expenses, legal or otherwise, as incurred by the Aggrieved Party in connection with the defense against or settlement of such claim or litigation.  No settlement of claim or litigation shall be made without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  If no settlement of the claim or litigation is made, the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all expenses, legal or otherwise, as incurred by the Aggrieved Party in the defense against such claim or litigation.

(d)

The rights to indemnification hereunder shall apply to claims made by either party against the other whereby written notice of the claim has been made and delivered within the one-year period following the Closing Date unless otherwise provided herein.

ARTICLE 6
POST CLOSING MATTERS

6.1

Return of the Shares.  As a material inducement to Stockholder to effect the sale of the Shares to Purchaser pursuant to the terms of this Agreement, Ach, intends to exchange his shares of the common capital stock of The Lottery Channel, Inc. d/b/a GameBanc (“GameBanc”) for shares of the common capital stock of Colley (the “Exchange Transaction”) such that upon consummation of the Exchange Transaction Ach’s ownership interest in Colley shall represent his current ownership in GameBanc, subject to dilution resulting from the ownership interest of Colley’s existing stockholders, excluding the Stockholder.  In the event Ach fails to consummate the Exchange Transaction within 90 days of the Closing Date, Stockholder may deliver to Purchaser written demand (a “Call”) for the return of Shares at any time during the period commencing on the 91st day following the date of this Agreement and ending on the 120th day following the date of this Agreement (the “Call Period”) presuming Purchaser has not completed the Exchange prior to the date the Call is made upon Purchaser for the Shares.  Once a Call is made, Purchaser shall deliver to Stockholder the certificate(s) evidencing the Shares, duly endorsed for transfer, within five (5) business days of the date of the Call.  Further, if a Call is made and the Shares returned to the Stockholder, Stockholder shall  return the Purchase Price immediately upon receipt of the certificate(s) evidencing the Shares, duly endorsed for transfer.

From the date of this Agreement, through the expiration of the Call Period, Purchaser agrees not to sell, pledge, transfer, encumber or otherwise hypothecate the Shares, unless the Exchange Transaction is consummated prior to either the making of a Call or expiration of the Call Period.

ARTICLE 7

MISCELLANEOUS

7.1

Knowledge of the Parties.  Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information and belief of the parties, the parties confirm that they have made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

7.2

Expenses.  The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement.

7.3

Governing Law.  The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware and venue for any dispute between the parties shall be in federal district court in Cincinnati, Ohio.

7.4

“Person” Defined.  “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

7.5

Captions.  The Article and Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.6

Publicity.  Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of all parties hereto to the contents and the manner of presentation and publication thereof.

7.7

Notices.  Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by telex or by registered or certified mail, postage prepaid, addressed as follows:  If to Purchaser or Ach, to 425 Walnut Street, Suite 2300, Cincinnati, Ohio 45202; and if to the Stockholder, to Richard B. Goodner, 6608 Emerald Drive, Colleyville, Texas 76034; or such other address as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by fax or mailed.

7.8

Parties in Interest.  This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

7.9

Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which taken together shall constitute one instrument.

7.10

Entire Agreement.  This Agreement, including the other documents and agreements referred to herein that form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

7.11

Amendments.  This Agreement can be waived, amended, supplemented or modified by written agreement of the parties.

7.12

Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

7.13

Third Party Beneficiaries.  Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

7.14

Negotiation.  Each party hereto declares that the provisions of this Agreement and of all documents annexed thereto or referred to therein, have been negotiated and declares having read this Agreement and those documents and having understood their scope and nature.

7.15

Materiality.  Unless otherwise set forth herein, material or materiality as used in this Agreement shall mean an event having a monetary amount of $25,000.00 or more.

IN WITNESS WHEREOF, Colley has caused its corporate name to be hereunto subscribed by its respective officer thereunto duly authorized, and the Stockholder and Purchaser have executed this Agreement, as of the date first above written.

COLLEY CORPORATION

By:/s/Richard B. Goodner

      Richard B. Goodner, President

STOCKHOLDER

/s/Richard B. Goodner

Richard B. Goodner

PURCHASER

CHICAGO WEST PULLMAN, LLC

/s/Roger W. Ach

Roger W. Ach, President

ACH

/s/Roger W. Ach

Roger W. Ach